EXHIBIT 5.1

[BINGHAM McCUTCHEN LLP LETTERHEAD]

March 16, 2009

PC Mall, Inc.

2555 W. 190th Street, Suite 201

Torrance, CA 90504

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for PC Mall, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).

The Registration Statement covers the registration of an additional 380,439 shares of common stock, $0.001 par value per share, of the Company (the “Shares”), which will be issuable by the Company pursuant to the PC Mall, Inc. Amended and Restated 1994 Stock Incentive Plan (the “Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder.  We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.  As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We have further assumed that all Shares will be issued in accordance with the terms of the Plan and that each Share issued under the Plan will be issued for consideration having a par value not less than the par value of such Share.

This opinion is limited solely to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP